This announcement is not an Offer to Purchase or a solicitation of an Offer to sell Shares. The offer is made solely by the Offer to Purchase dated July 20, 2000 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of


Serengeti Eyewear, Inc.

at


$3.95 Net Per Share

by


Sunshine Acquisition, Inc.


a wholly owned subsidiary of


Worldwide Sports and Recreation, Inc.


a company controlled by


Wind Point Partners

Sunshine Acquisition, Inc., a New York corporation ("Purchaser") and a wholly owned subsidiary of Worldwide Sports and Recreation, Inc. ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Serengeti Eyewear, Inc., a New York corporation (the "Company"), at a price of $3.95 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 20, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 16, 2000
UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST 90 PERCENT OF ALL SHARES THAT ARE OUTSTANDING AS OF THE CONSUMMATION OF THE OFFER.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 14, 2000 (the "Merger Agreement"), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that at the Effective Time (as defined in the Merger Agreement), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). Pursuant to the Merger, each outstanding Share (other than Shares owned by the Company, Parent or any of their subsidiaries, which will in either case be canceled and no payment made with respect thereto, and other than Shares, if any, held by shareholders who have properly exercised dissenters' rights in accordance with New York law) will be converted into the right to receive $3.95 in cash without interest.

THE BOARD OF DIRECTORS OF THE COMPANY HAS (1) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (2) DETERMINED THAT THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF SERENGETI AND THE HOLDERS OF SHARES AND ARE FAIR TO THE HOLDERS OF SHARES, AND (3) RECOMMENDED THAT HOLDERS OF SHARES ACCEPT THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER.

Purchaser reserves the right, at any time or from time to time, subject to the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to First Chicago Trust Company of New York, the Depositary. Any such extension will be followed as promptly as practicable by public announcement.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), a properly completed and duly executed Letter of Transmittal and any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time until the Offer has expired, and may be withdrawn after September 18, 2000 until the Shares are accepted for payment. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated by reference into this summary advertisement.

A request is being made to the Company for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

The Information Agent for the Offer is:

MORROW & CO., INC.

445 Park Avenue, 5th Floor
New York, New York 10022
Call Collect (212) 754-8000
Banks and Brokerage Firms Call: (800) 662-5200

Shareholders Please Call: (800) 566-9061
July 20, 2000